Exhibit 19

SKYWORKS SOLUTIONS, INC.
COMPANY POLICY REGARDING INSIDER TRADING AND DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION
Introduction and Background
Federal securities laws prohibit insiders of Skyworks Solutions, Inc. (together with its subsidiaries, the “Company”), such as its employees, officers, and directors, from trading in the securities of the Company on the basis of material non-public information. In addition to the direct liability of insiders for insider trading violations, potential liability on the part of the Company and its directors and officers exists for failures to prevent such violations by Company personnel.
The federal securities laws impose severe sanctions on those who engage in insider trading. Individuals who either trade on material non-public information or provide a “tip” of such information to others may be subject to, among other things:
•Criminal fines up to $5,000,000;
•Prison sentence of up to twenty-five (25) years;
•Civil penalties including up to three times the profit gained or loss avoided as a result of such sale, purchase, or tip; and
•A bar from serving as an officer or director of any public company.
In addition to sanctions against those who directly violate the prohibition on insider trading, in certain circumstances the federal securities laws impose large fines on companies and their directors and officers for failure to take measures to prevent such violations (what is referred to as “controlling person” liability).
Rules 10b5-1 and 10b5-2 of the Securities Exchange Act of 1934 (“Rule 10b5-1” and “Rule 10b5-2”, respectively) address certain aspects of the prohibition against insider trading. Rule 10b5-1 imposes liability where an insider is “aware” of material non-public information regarding a company when trading in such company’s securities. However, Rule 10b5-1 provides that a person will not be liable for insider trading, even if the trade occurs while that person is aware of material non-public information, if the trade was executed pursuant to a pre-existing plan, contract, or instruction that was adopted while the person was not aware of material non-public information and otherwise complies with Rule 10b5-1. This exception to insider trading liability is discussed in more detail below.
Rule 10b5-2 addresses situations in which a person has a duty of trust or confidence that prohibits him or her from trading on the basis of material non-public information. The rule provides that a duty of trust or confidence that prohibits a person from trading on the basis of material non-public information arises:
•where the person receiving such information agrees to maintain the information in confidence;

•where the person receiving and the person disclosing such information have a history, pattern, or practice of sharing confidences such that the person receiving information knows or reasonably should know that there is an expectation of confidentiality; or
•where the person receives information from a spouse, parent, child, or sibling unless he or she can show that, under the facts and circumstances of the relationship, no duty of trust or confidence existed.
In addition, SEC Regulation FD (“Reg. FD”) prohibits selective disclosure of material non-public information. More specifically, Reg. FD requires that whenever a “senior official” of the Company intentionally discloses material non-public information about the Company to securities market participants or holders of the Company’s securities, the Company must simultaneously disclose that same information to the public. Senior officials include any director, executive officer, investor relations or public relations officer, or other person with similar functions. Securities market participants include broker-dealers (including their associated persons, for example, analysts and investment bankers), investment advisers, institutional investment managers, and investment companies (such as hedge funds and certain venture capital funds).
Reg. FD also requires that where material non-public information has been inadvertently disclosed on a selective basis, the Company must promptly disclose that same information to the general public. Monetary penalties and other sanctions may be imposed on both the Company and its senior officials if material non-public information is either intentionally disclosed on a selective basis, or is inadvertently disclosed on a selective basis and then not subsequently disclosed publicly, where (a) at the time of disclosure the senior official either knew or was reckless in not knowing that the information was both material and non-public, or (b) after the inadvertent disclosure the senior official learns of the disclosure and knows or was reckless in not knowing that the information was both material and non-public.
In light of the severity of possible sanctions to employees and the Company for insider trading and the Company’s obligation to ensure that all material non-public information disclosed to securities market participants is disclosed publicly, we have adopted the following policies and procedures.
Statement of Company Policy Re: Insider Trading
Policy Against Trading While Aware of Material Non-Public Information
Any director, officer, or employee of the Company who is aware of material non-public information relating to the Company may not:
(1)buy or sell securities of the Company, including its common stock, the Skyworks Stock Fund in the Company’s 401(k) plan or any other securities of the Company, such as debt securities, convertible debentures or warrants (collectively, “Company Securities”);
(2)recommend that others buy or sell Company Securities; or
(3)pass such information on to others;
(4)engage in any other action to take advantage of such information;

(5)sell Company Securities purchased from the Company pursuant to the employee stock purchase plan (“ESPP”);
(6)sell Company Securities received from the Company upon the exercise of a stock option, including sales pursuant to a so-called “cashless exercise” of a stock option through a broker;
(7)within the Company’s 401(k) plan, (a) make an election to allocate employer matching contributions to the Skyworks Stock Fund, (b) make an election to increase the percentage of the employer matching contributions that will be allocated to the Skyworks Stock Fund or (c) make an intra-plan investment exchange into or out of the Skyworks Stock Fund; or
(8)with respect to a dividend reinvestment plan covering Company Securities (a “DRIP”), (a) make an election to enroll in or (b) make an election to increase the amount (or percentage) of the dividend to be reinvested.
Policy Against Trading During Blackout Periods
In addition to the above restrictions, the Company implements regular, scheduled blackout periods and may from time to time institute special blackout periods, during which times certain transactions involving Company Securities are prohibited. The existence or non-existence of a blackout period does not alter the general prohibitions against trading based on material non-public information, which are applicable at all times.
Quarterly Blackout Period: No director, officer, or management-level employee (defined below) may (a) buy or sell Company Securities (as prohibited by clause (1) above) or (b) engage in the activities set forth in clauses (2) through (8) above during the “Quarterly Blackout Period,” which begins at 5:00 pm Pacific Time on the 15th day of the third calendar month of each of the Company’s fiscal quarters (i.e., March 15, June 15, September 15, and December 15) and ends at 6:30 am Pacific Time on the second trading day after the day the Company’s quarterly results become publicly available.1 For the purposes of the Quarterly Blackout Period, a “management-level employee” is any employee who is at a grade level in the Company of 113 or above.
Although the Quarterly Blackout Period only applies to directors, officers, and management-level employees, all other employees in the company are strongly urged to exercise caution if trading during a Quarterly Blackout Period and are again reminded of the general prohibition against trading based on material non-public information.
Special Blackout Period: The Company may from time to time institute a “Special Blackout Period.” No director, officer, or employee subject to a Special Blackout Period as specified by the Company may (a) buy or sell Company Securities (as prohibited by clause (1) above), (b) engage in the activities set forth in clauses (2) through (8) above during a Special Blackout Period or (c) inform others that a Special Blackout Period is in effect. A notice describing any Special Blackout Period will be provided to each affected person promptly after the decision has been made to subject such person to a Special Blackout Period.

1 For example, if results become publicly available at any time on Monday, and if Tuesday is a trading day, you can engage in transactions starting at 6:30 a.m. Pacific Time on Wednesday if you are not otherwise in possession of material non-public information regarding the Company.

Exceptions to the General Policy and Blackout Periods
The foregoing restrictions under “Policy Against Trading While Aware of Material Non-Public Information” and “Policy Against Trading During Blackout Periods” are subject to certain exceptions and do not prohibit the following transactions:
(1)ESPP: Purchases of Company Securities from the Company made pursuant to the ESPP;
(2)Exercise of Employee Stock Options: Purchases of Company Securities from the Company pursuant to the exercise of stock options granted under the Company’s stock plans;
(3)Company 401(k) Plan: Purchases of the Skyworks Stock Fund within the Company’s 401(k) plan resulting from employer matching contributions (provided your election(s) to allocate employer matching contributions to the Skyworks Stock Fund complied with this Policy);
(4)DRIP: The purchase of Company Securities made pursuant to a DRIP (provided your election(s) to participate in the DRIP complied with this Policy);
(5)Qualified and Alternative Trading Programs: The purchase or sale of Company Securities made under a Qualified Trading Program or Alternative Trading Program (as each such term is defined in Exhibit A to this policy statement); provided, the purchase or sale of Company Securities made under an Alternative Trading Program must adhere to any restrictions applicable during Quarterly or Special Blackout Period; or
(6)Transfer of Shares for Withholding Tax: Dispositions of Company Securities to the Company, including the surrender of shares to the Company in payment of tax withholding obligations with respect to the vesting of equity awards.
Other Restrictions And Procedures
Prohibition on Selling Short, Puts, and Calls: No director, officer, or employee (or any of their designees) may directly or indirectly engage in the following transactions with respect to Company Securities:
(1)selling short, including short sales “against the box”;
(2)buying or selling put or call options (or any other exchange-traded option); or
(3)purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities, whether through the use of traded securities, privately negotiated derivative securities, or synthetic financial instruments.
Pre-Clearance for Trades by Directors, and Section 16 Officers: No director or Section 16 officer may buy, sell, donate (including by gift or to fund a trust), transfer or otherwise acquire or dispose of any Company Securities without the prior written approval of the General Counsel. A request for pre-clearance shall be made in accordance with the procedures established by the General Counsel. A request for pre-clearance shall be sent by e-mail, should be made at least two full trading days in advance of the proposed transaction and should include the type of proposed transaction (for example, an open market sale or purchase, an exchange into or out of the Skyworks Stock Fund within your 401(k), a donation of shares, etc.), the proposed date of the transaction, the number of securities to be involved, and a statement that the requestor is not aware of material nonpublic information about the Company.  All transactions that are pre-

cleared hereunder must be effected within five trading days of receipt of the pre-clearance. A pre-cleared transaction (or any portion of a pre-cleared transaction) that has not been effected during the five trading day period must be pre-cleared again prior to execution.  Notwithstanding receipt of pre-clearance, if the requestor becomes aware of material non-public information (or becomes subject to a Quarterly or Special Blackout Period) before the transaction is effected, the transaction may not be completed.
Post-Transaction Notice. Each director or Section 16 officer shall also notify the General Counsel of the occurrence of any purchase, sale, donation, transfer, or other acquisition or disposition of Company Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification shall be in writing (including by e-mail) and should include the type of transaction, the date of the transaction, the number of shares involved, the purchase or sale price, and whether the transaction was effected pursuant to a contract, instruction or written plan that is intended either to satisfy the affirmative defense conditions of Rule 10b5-1(c) as a Qualified Trading Program or to constitute an Alternative Trading Program.
Prohibition on Pledging: No director, officer, or employee may purchase Company Securities on margin, borrow against Company Securities held in a margin account, or pledge Company Securities as collateral for a loan.
Transaction in Securities of Other Companies: No director, officer, or employee who, while acting for the Company, obtains or becomes aware of material non-public information about another publicly traded company, including customers, suppliers, competitors, joint-venture partners, or potential acquisition targets, may buy or sell securities (or enter into any transaction involving derivative securities or a synthetic financial instrument) of that company, engage in any other action to take advantage of such information, or recommend that others buy or sell securities of that company or pass such information on to others.
Applicability to Family Members and Others: The restrictions and other requirements set forth above apply not only to you but also to (a) family members, such as your spouse, domestic partner, children, parents, and siblings, (b) other persons where the relationship is such that there is a reasonable expectation of confidentiality, and (c) any corporation, trust, partnership, or other entity that you control, including venture capital partnerships. Insiders are responsible for the compliance of such persons and should, if necessary, review with them this Company policy and the general prohibitions on insider trading.
Applicability to the Company: Although the trading restrictions above are not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to transacting while the Company is aware of material non-public information.

Statement of Company Policy Re: Disclosure of Material Non-public Information
Restrictions on Disclosure of Information
General Policy: Due to the risk of inadvertent disclosure of material non-public information, no director, officer, or employee may communicate about or on behalf of the Company to any broker-dealer (including their associated persons, for example, an analyst or investment banker), investment adviser, institutional investment manager or investment company (including hedge funds and venture capital funds), media outlet, or shareholder, except when and if he or she has been designated a Company Spokesperson. Requests for information about the Company should in all cases be promptly directed to a Company Spokesperson.
The Company has authorized the Chief Executive Officer, the Chief Financial Officer, the Vice President of Investor Relations, and those persons whom they designate in writing from time to time to be the Company Spokespersons.
No-Comment Policy for Rumors and Litigation: The Company has a general policy that it will not comment on rumors concerning Company developments, including rumors concerning public offerings of its securities, or acquisitions or dispositions, restructurings, or similar matters except as approved by a Company Spokesperson (or a designee of such Company Spokesperson). Additionally, the Company has a general policy that it will not comment on any pending or threatened litigation. Any requests for comment on the foregoing matters should be directed to an authorized Company Spokesperson.
Confidential Information: Your employment agreement with the Company prohibits you from disclosing any proprietary or confidential information of the Company (or of any other company that you obtain information about or become aware of while acting for the Company) to any third party, regardless of whether such information is material, except when necessary for, and clearly authorized in connection with, the conduct of the Company’s business or when required or protected by either applicable law or judicial process.
Means For Public Disclosure: The Company will disclose material information by means of dissemination designed to provide broad, non-exclusionary distribution of the information to the public.
Material Non-Public Information
Material Information: Information is “material” when it is substantially likely that a reasonable investor would consider the information important in making a decision to buy, hold, or sell stock and would therefore affect the price of the stock. Examples of material information include:
•projections of future earnings or losses, including changes in earnings estimates;
•knowledge regarding a pending or proposed merger, acquisition, or tender offer, or regarding a significant sale of assets;
•changes in dividend policies or the announcement of a stock repurchase program;
•the declaration of a stock split, or the offering of additional securities;
•changes in management;

•breakthroughs in technology;
•the introduction or status of significant new products, or design wins and losses;
•significant litigation developments;
•significant breaches of the company’s information technology systems or other cybersecurity incidents;
•the award or loss of a substantial contract or gain or loss of a substantial customer or supplier; and
•a change in the company’s auditor or an auditor notification that the issuer may no longer rely on an auditor’s audit report.
Either positive or negative information may be material. If you are unsure at any time as to whether you are aware of material information about the Company, you should contact a Compliance Administrator for clarification. As previously stated, the prohibition on selective disclosure of material non-public information during conversations with securities market participants applies to all directors, officers, investor relations or public relations officers, or other persons with similar functions.
Transition from “Non-Public” to “Public” Information: The restrictions on purchases or sales of Company Securities based on material information apply not only to non-public information but also for a limited time after such information has been released to the public. The Company’s shareholders and the investing public must be afforded time to receive and digest material information before it can be considered in the public domain. As a general rule, you should consider material information to be non-public from the time you become aware of material information until 6:30 am Pacific Time on the second trading day after the day the information becomes publicly available. Accordingly, you should not engage in any transactions involving Company Securities until after that time. If the information is complex or is not widely disseminated, the Company may advise you in certain circumstances that you must wait an even longer period of time.
Tipping Information to Others: The above policy includes a prohibition against passing material non-public information about the Company (or any other company that you obtain information about or become aware of while acting for the Company) to others. This includes a prohibition against disclosure of any material non-public information to your family, friends, social acquaintances, or anyone else. This prohibition applies whether or not you receive any benefit from the other person’s use of that information.
Other Important Information
Post-Employment Obligations: Following the cessation of your business relationship with the Company, the insider trading laws continue to prohibit any trading by you while you are aware of material non-public information. Accordingly, if your employment ceases at a time when you are aware of material non-public information about the Company, then the prohibitions on trading described above shall continue to apply to you until the time that such information becomes public or is no longer considered to be material. In any event, you should consult with your counsel prior to any sale of Company Securities after your business relationship with the Company terminates, particularly during any “Blackout Period” immediately following the cessation of your business relationship with the Company.

Internet Forums: The above policy includes a prohibition against disclosing or discussing confidential or proprietary information of the Company via an Internet website (whether or not such site is specifically related to the Company) or any medium of communication that is conducted, expressed, or implemented through or by means of the Internet (e.g., an Internet chat room, message board, smartphone/tablet application or social media site, such as Twitter, Facebook, or LinkedIn). When participating in such forums or mediums, directors and employees must be vigilant to ensure that no confidential or proprietary information (especially material information such as earnings-related information, key technology developments, or significant customer wins) “leaks” to the public before the Company officially releases it.
Lastly, it is a common misperception that one can participate anonymously on Internet discussion forums or through smartphone/tablet applications. You should be aware that government agencies, companies, and individuals may obtain this information under certain circumstances, and thus there is no real anonymity on the Internet.
Summary
This statement presents the Company’s policies and procedures with respect to transactions by directors, officers, and employees in Company Securities and the disclosure of material non-public information to securities market participants. The procedures and policies set forth in this policy statement present only a general framework within which you may purchase, sell or otherwise transact in Company Securities without violating the insider trading laws. You have the ultimate responsibility for complying with all securities laws (including the insider trading laws), which obligations may extend beyond those set forth herein, and you should obtain additional guidance whenever you are in doubt. Please note, however, that your failure to comply with the policies and procedures set forth above may result in the Company taking disciplinary action against you up to and including termination, whether or not your failure to comply results in a violation of law.
If you have any questions about the Company’s policies and procedures, please feel free to call either Robert Terry or Ashran Jen, the Compliance Administrators, at (949) 231-3140 or (949) 231-4037, respectively.

Exhibit A
10b5-1 Trading Programs
Rule 10b5-1 allows a director, officer, or employee to pre-establish a plan for future trades with respect to Company Securities, or to provide instructions to a third party to execute trades on behalf of the seller. Directors, officers, and other persons designated by the General Counsel (“Eligible Insiders”) may want to consider implementing a trading program under Rule 10b5-1 at a time when they are not aware of material non-public information. An Eligible Insider who sets up a trading program under Rule 10b5-1 that meets all of the conditions of Rule 10b5-1(c) and the additional, Company-imposed requirements set forth below (a “Qualified Trading Program”), will be allowed to have his or her broker or agent execute sales and purchases under such trading program even if at the time the trades take place the Eligible Insider may be aware of material non-public information or may be subject to a Quarterly or Special Blackout Period. Eligible Insiders who set up an Alternative Trading Program (as defined below) will remain subject to Quarterly and Special Blackout Periods for all trades, including sales and purchases under their trading programs. For more information about establishing a Qualified or Alternative Trading Program, please contact the General Counsel. The parameters for participation in a Qualified Trading Program or Alternative Trading Program will be established by the Company and may change at any time.
Specifically, in order to qualify as a Qualified Trading Program (and therefore be allowed to proceed with sales and purchases during Quarterly and Special Blackout Periods), a trading program set up by an Eligible Insider must meet the following requirements:
(1)the trading program must be pre-approved by the General Counsel, established in writing and be signed and dated by the person entering into the Trading Program;
(2)the trading program must include a certification from the person entering into the trading program that (a) he or she was not aware of any material non-public information about the Company or Company Securities when he or she established the trading program, (b) he or she is entering into the trading program in good faith and not as a plan or scheme to evade the prohibitions of Rule 10b5, (c) he or she will act in good faith with respect to the trading program for the duration of the trading program, and (d) he or she represents that he or she has not (and will not) enter into any transaction designed (or having the effect of) hedging against a decrease in the market value of the shares covered by the trading program;
(3)the trading program (a) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (b) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (c) does not permit the Eligible Insider to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, does exercise such influence must not have been aware of material nonpublic information when doing so;
(4)the trading program may not be entered into during any Quarterly Blackout Period or any Special Blackout Period to which the person who proposes to establish a trading program is subject;

(5)for an Eligible Insider who is a director or officer, the trading program must specify that the first trade authorized to be made under such trading program shall not occur until the later of (a) ninety-one (91) days after the date on which the Trading Program is entered, and (b) 6:30 a.m. Pacific Time on the third trading day after the day the Company’s Form 10-Q (or Form 10-K) for the quarter during which the trading program is entered becomes publicly available; provided, however, in no case shall the limit of this subsection (b) exceed one hundred twenty (120) days (i.e., transactions are always allowed beginning no later than one hundred and twenty one (121) days after the trading program is established);
(6)the trading program must by its terms be subject to the right of the Company to require suspension of transactions under the trading program (or termination of the trading program) to the extent the Company deems such trade suspension (or termination) to be in the best interests of the Company, as for example, where such suspension (or termination) is necessary to comply with any applicable legal or contractual obligations or limitations (for example, an obligation to underwriters for “lock-up” agreements in connection with an underwritten public offering of the Company’s Securities or any restrictions related to a merger, acquisition or tender offer); and
(7)for an Eligible Insider who is not a director or officer, the trading program must specify that the first trade authorized to be made under such trading program shall be no earlier than thirty-one (31) days after the date on which the trading program is entered.
Any Eligible Person who enters into a Qualified Trading Program is also subject to the following conditions:
(1)such Eligible Insider shall act in good faith with respect to the Qualified Trading Program, including for the duration of the Qualified Trading Program;
(2)such Eligible Insider must obtain the written approval of the General Counsel prior to modifying or cancelling a Qualified Trading Program. To be approved, a modified Qualified Trading Program must comply with all of the requirements set forth above for establishing a new Qualified Trading Program. A modification of a Qualified Trading Program that does not change the amount, price or timing of proposed transactions shall not be subject to complying with all the requirements listed above. Further, a Qualified Trading Program cannot be modified more than once during the duration the term of such Qualified Trading Program;
(3)an Eligible Insider may only have one Qualified Trading Program in effect at a time, except an Eligible Insider may have more than one Qualified Trading Program in the following limited circumstances: (a) an Eligible Insider may simultaneously maintain a successor Qualified Trading Program under which trades are not scheduled to begin until completion or expiration of the predecessor Qualified Trading Program, provided, that if the predecessor Qualified Trading Program is cancelled, trading under the successor Qualified Trading Program cannot commence until the applicable cooling-off period set forth in clause (5) or (7) above has run from the date of cancellation of the predecessor Qualified Trading Program, and (b) a Qualified Trading Program that utilizes separate contracts with different brokers designed to effect the purchase or sale of securities as a single transaction may be treated as a single plan so long as the contracts taken together meet the conditions under Rule 10b5-1;
(4)an Eligible Insider may only enter into one Qualified Trading Program that is designed to effect trading of Company Securities as a single transaction during any twelve (12) month period; and

(5)an Eligible Person who has entered into a Qualified Trading Program and who is subject to Section 16 reporting must indicate by footnote (and on or after April 1, 2023, must check the box on any Form 4 or Form 5 filed by such person to report transactions effected under the Qualified Trading Program), as well as note on any Form 144, that such transaction was effected under a contract, instruction, or plan in accordance with Rule 10b5-1.
Eligible Persons who enter into an Alternative Trading Program will not be able to rely on the affirmative defense of Rule 10b5-1 for trades made under such trading program but may be able to rely on other alternative defenses to liability for insider trading under applicable securities laws. In order to qualify as an “Alternative Trading Program” (wherein sales and purchases during Quarterly and Special Blackout Periods will be prohibited), a trading program set up by an Eligible Insider must meet the following requirements:
(1)the trading program must be pre-approved by the General Counsel, established in writing and be signed and dated by the person entering into the trading program;
(2)an Eligible Insider must state that he or she was not aware of any material non-public information about the Company or Company Securities when he or she established the trading program; and
(3)the trading program (a) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; (b) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold; or (c) does not permit the Eligible Insider to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, does exercise such influence must not have been aware of material nonpublic information when doing so.
Eligible Persons who enter into either a Qualified Trading Program or Alternative Trading Program should note that the Company is required by law to disclose in its periodic filings under the Securities Exchange Act of 1934 (i) whether any director of officer has adopted, modified or cancelled a Qualified Trading Program or Alternative Trading Program, (ii) a description of the material terms of such Qualified Trading Program or Alternative Trading Program (other than pricing terms), including the name and title of the director or officer, the date the Qualified Trading Program or Alternative Trading Program was adopted, modified, or cancelled, the duration of such Qualified Trading Program or Alternative Trading Program, and the total amount of securities to be purchased or sold under the Qualified Trading Program or Alternative Trading Program, and (iii) whether or not such Qualified Trading Program or Alternative Trading Program meets the requirements of Rule 10b5-1.